Exhibit 23


Independent Auditors' Consent and Report on Schedules

The Board of Directors
Penn-America Group, Inc.:

The audits referred to in our report dated January 29, 1997 included the related financial statement schedules as of December 31, 1996 and for each of the years in the three-year period ended December 31, 1996 included in the annual report on Form 10-K. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth herein.

We consent to incorporation by reference in the registration statement (Nos. 333-00050 and 33-82728) on Form S-8 and registration statement (No. 333-00046) on Form S-3 of Penn- America Group, Inc. of our report dated January 29, 1997 relating to the consolidated balance sheets of Penn-America Group as of December 31, 1996 and 1995, the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, and all related schedules which report appears in the December 31, 1996 annual report on Form 10-K of Penn-America Group, Inc.


/s/ KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
March 20, 1997